Exhibit (a)(14)
Via E-mail

E-mail from Jimmie W. Paschall to Employees

Good morning:

By now, those of you who are eligible should have received information regarding XO’s offer to exchange certain stock options for new options to be granted at a later date. Those eligible to participate consist only of individuals employed with the company as of March 18, 2001 who hold stock options with exercise prices of $10.00 or more.

Note that these materials were sent to your home address as reflected in XO’s current records. If you have not received your packet of materials and feel you are eligible to participate in the exchange program, please call the Stock Option Exchange Program call center at: (800) 405-8502, or (703) 547-2994.

When you receive your package of program materials, you should read all the information carefully before making your decision whether to tender any of your eligible stock options for exchange. We encourage you to contact a financial or tax advisor to assist you in your decision-making process. Please remember that XO is not making any recommendation as to whether you should tender or refrain from tendering any of your options for exchange in the offer, and XO has not authorized any person to make such a recommendation.

Remember, your signed Letter of Transmittal (the yellow form included in the materials) and your “Schedule A” (the personalized statement of stock options eligible for exchange), need to be received by the Stock Option Exchange Program unit in Reston, no later than midnight, Reston, Virginia time, Tuesday, June 26, 2001.

All signed materials should be returned to:

XO Communications, Inc.
Attention: Stock Option Exchange Program
Room 3131
11111 Sunset Hills Road
Reston, VA 20190

We encourage you to mail original copies to that address using the U.S. Mail or other courier of your choice. You may want to consider using certified mail with return receipt or select a courier service that provides a confirmation of delivery. However, you may also fax the forms to: (703) 547-2984.

Thank you.

Jimmie W. Paschall
Vice President, Human Resources